UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2016

ZOSANO PHARMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36570	45-4488360
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34790 Ardentech Court

Fremont, CA 94555

(Address of principal executive offices) (Zip Code)

(510) 745-1200

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Conditions.

On March 29, 2016, we issued a press released titled “Zosano Pharma Reports Fourth Quarter and 2015 Financial Results and Provides a Corporate Update.” The press release is furnished herewith as Exhibit 99.1

Item 2.05	Costs Associated with Exit or Disposal Activities.

On March 24, 2016, we implemented a restructuring initiative which includes a workforce reduction of 24 employees, representing approximately 38% of our current total workforce in order to reduce operating expenses and conserve cash resources. Terminated employees received notification on March 24, 2016 and will be provided with severance payments.

We estimate that we will record a one-time severance-related charge totaling approximately $0.5 million associated with the workforce reduction in the first quarter of 2016. The aggregate projected restructuring charges represent one-time termination benefits, comprised principally of severance, benefit continuation costs, outplacement services, and non-cash stock-based compensation expense associated with the elimination of certain positions.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The employment of Laxmi Peri, our Senior Vice President, Operations, was terminated on March 24, 2016 as part of the reduction-in-force described above.

Mr. Peri will receive severance payments equal to six months of his base salary, or approximately $147,500, and the vesting for any unvested stock options held by Mr. Peri will accelerate such that the options become exercisable for 25% of the underlying shares.

On March 28, 2016, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved the adoption of the Company’s 2016 cash bonus plan (the “Bonus Plan”). According to the Bonus Plan, all of the Company’s salaried employees, including executive officers, will be eligible to receive a target cash bonus expressed as a percentage of their salary in the event the Company achieves certain business metrics generally related to clinical progress, with the percentage of the target bonus awarded to any employee determined by the employee’s performance with respect to individual performance objectives.

In addition to the Company’s regular annual equity grants that were granted to employees effective March 29, 2016, the Compensation Committee also approved grants of performance-vesting options to certain employees subject to the employees’ continued service with the Company. The options will each have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The performance vested options were granted effective March 29, 2016 and provide for vesting in multiple installments, subject to (in addition to continued employment) the condition that the Company meet certain performance objectives related to clinical progress on or before each vesting date, as determined by the Compensation

Committee. If the performance objectives are met with respect to an installment, the options subject to that installment will vest, and the option will be exercisable as to those shares until ten years from the date of original grant. If the performance objective is not met, the option expires as to that installment. The foregoing description of the performance-vesting option award does not purport to be complete and is qualified in its entirety by reference to the Form of Performance-Vesting Option Award Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.2 and incorporated by reference herein.

The equity grants approved by the Compensation Committee included option grants to Winnie Tso, our Chief Financial Officer. In addition to a regular annual grant of a time-based vesting option to purchase 15,000 shares of common stock of the Company, the Compensation Committee also made a grant of a performance vesting option to Ms. Tso to purchase 17,500 shares of common stock of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press release dated March 29, 2016, titled “Zosano Pharma Reports Fourth Quarter and 2015 Financial Results and Provides a Corporate Update”

99.2	Form of Performance-Vesting Option Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOSANO PHARMA CORPORATION

Dated: March 29, 2016	By:	/s/ Konstantinos Alataris
	Name:	Konstantinos Alataris
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated March 29, 2016, titled “Zosano Pharma Reports Fourth Quarter and 2015 Financial Results and Provides a Corporate Update.”

99.2	Form of Performance-Vesting Option Award Agreement

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